Exhibit 99.1

News For Immediate Release

WildHorse Resource Development Corporation Announces First Quarter 2017 Results

HOUSTON, May 11, 2017 – WildHorse Resource Development Corporation (NYSE: WRD) announced today its operating and financial results for the three months ended March 31, 2017. First quarter 2017 highlights include:

•	Increased average daily production by 18% to 17.6 MBoe/d for the first quarter 2017 compared to 14.9 MBoe/d for the first quarter 2016

•

Increased Net Income to $20.3 million for the first quarter 2017 compared to a Net Loss of $14.2 million for the first quarter 2016. Increased Adjusted Net Income(1) to $0.1 million for the first quarter 2017 compared to a Net Loss of $13.7 million for the first quarter 2016

•	Increased Adjusted EBITDAX(1) by 95% to $34.6 million for the first quarter 2017 compared to $17.7 million for the first quarter 2016

•	Issued $350 million in senior notes due 2025 at 6.875% in February 2017

•

In early March 2017, WRD brought online its first Burleson North well and one of the strongest wells to date in the East Texas Eagle Ford, the Paul 134 #2H, with an IP-30(2) of 1,035 Boe/d (93% oil) on a 5,363’ lateral. When normalized for downtime and a 6,500’ lateral, the IP-30 is 1,321 Boe/d

•	In late March 2017, WRD brought online the Altimore #1H with an IP-30(2) of 1,048 Boe/d (84% oil) on a 6,435’ lateral and the Jackson #1H with an IP-30(2) of 958 Boe/d (85% oil) on a 6,297’ lateral

Other recent highlights include:

•

Agreed to acquire approximately 111,000 net acres (95% held by production) for cash and stock consideration of $625 million in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties adjacent to WRD’s existing acreage (expected to close on or about June 30, 2017)

•

Announced acquisition includes fourth quarter 2016 net production of approximately 7.6 MBoe/d consisting of approximately 72% oil from 68 Eagle Ford, 299 Austin Chalk, and 19 Buda/Georgetown operated wells

•

Raised estimated full-year 2017 production guidance range to 27.0 – 31.0 MBoe/d from 23.0 – 27.0 MBoe/d with 1.0 MBoe/d of the increase as a result of WRD well performance and 3.0 MBoe/d of the increase as a result of the acquired production

•	Revolving credit facility borrowing base increased from $362.5 million to $450 million in April 2017 in connection with the semi-annual redetermination

•	Agreed to issue $435 million in Series A Perpetual Convertible Preferred Stock with a dividend of 6% to fund the announced acquisition

“While early 2017 has been very exciting for WildHorse with a sizeable acquisition announced, we are just getting started as our production ramps over the next few months. In the second quarter of 2017, we expect to bring online 16 to 20 wells that will increase our total of Gen 3 completions to approximately 40 wells. Some of those wells will be immediately adjacent to our acquisition acreage,” said Jay Graham, Chairman and Chief Executive Officer of WRD. “Since the beginning of the year, we have brought online some incredible wells such as the Paul, Altimore, and Jackson. In 2017, as we expect to bring online a total of approximately 85 to 95 Eagle Ford wells and 9 wells in North Louisiana, we look forward to building on these results and demonstrating the consistency of our acreage,” added Jay Graham.

First Quarter 2017 Results

Net production increased 18% year-over-year to 17.6 MBoe/d for the first quarter 2017 compared to 14.9 MBoe/d for the first quarter 2016. First quarter 2017 net production consisted of 49% oil, 41% natural gas, and 10% natural gas liquids (“NGLs”) in comparison to 33% oil, 59% natural gas, and 8% NGLs in first quarter 2016. Production was up slightly over pro-forma(3) fourth quarter 2016 production of 17.5 MBoe/d.

WRD reported Net Income of $20.3 million for the first quarter 2017 compared to a Net Loss of $14.2 million for the first quarter 2016. WRD reported Adjusted Net Income(1) for the first quarter 2017 of $0.1 million compared to a Net Loss of $13.7 million for the first quarter 2016. WRD also reported Adjusted EBITDAX(1) for the first quarter 2017 of $34.6 million compared to $17.7 million for the first quarter 2016.

As previously announced, the first quarter of 2017 was impacted by a slower drilling pace from newly added rigs which were previously cold-stacked. As a result of the delays, certain wells such as the Altimore and Jackson were brought online in the last few days of the first quarter 2017. Since the initial wells, the rigs are averaging drilling times of approximately 14 days from spud to rig release.

Total revenues for the first quarter 2017 were $54.3 million compared to $25.1 million for the first quarter 2016. Revenues were higher primarily due to greater production as a result of the Burleson North acquisition, higher commodity prices, and a higher percentage of liquids in WRD’s commodity mix. The average realized sales price increased $16.03 per Boe or 89% largely due to higher commodity prices. The volume variances were responsible for an approximate $8.4 million increase in revenue, and pricing variances were responsible for an approximate $21.1 million increase in revenue. Total revenues do not include the impact of realized hedges.

Average realized prices for the quarter ended March 31, 2017 and 2016, before the effect of commodity derivatives, are presented below:

	Q1’17	Q1’16	Percent Change
Oil (per Bbl)	$49.90	$29.72	68%
Natural Gas (per Mcf)	$3.16	$2.13	48%
NGL (per BbL)	$16.65	$8.51	96%

Total (per Boe)	$34.01	$17.98	89%

Average realized prices for the quarter ended March 31, 2017 and 2016, after the effect of commodity derivatives, are presented below:

	Q1’17	Q1’16	Percent Change
Oil (per Bbl)	$50.74	$33.09	53%
Natural Gas (per Mcf)	$3.02	$2.47	22%
NGL (per BbL)	$16.65	$8.51	96%

Total (per Boe)	$34.08	$20.30	68%

Lease operating expense (“LOE”) for the first quarter 2017 was $6.9 million, or $4.37 per Boe, compared to $2.8 million, or $2.03 per Boe, for the first quarter 2016. The increase in LOE on a per unit basis is largely attributable to the Burleson North acquisition which came with less efficient legacy production. However, as a result of significant efficiency improvements, LOE has decreased from fourth quarter 2016 at $4.93 per Boe, pro-forma(3) for the Burleson North acquisition. WRD secured lower compression costs and chemical costs and reduced overhead expenses which contributed to a decline in lease operating expense over last quarter on a pro-forma basis. Including the recently announced acquisition, WRD expects updated LOE to range from $3.25 to $3.75 per Boe for the full year 2017.

Gathering, processing and transportation (“GP&T”) expense for the first quarter 2017 was $1.7 million, or $1.07 per Boe, versus $1.9 million, or $1.39 per Boe, in the first quarter 2016. The decrease in GP&T expenses is primarily attributable to lower fee gas purchasing and processing contracts associated with the Burleson North properties.

Taxes other than income were $3.9 million for the first quarter 2017, or $2.46 per Boe, compared to $1.5 million, or $1.08 per Boe for the first quarter 2016. Pro-forma(3) fourth quarter 2016 taxes other than income were $2.6 million or $1.59 per Boe. First quarter 2017 taxes other than income increased compared to first quarter 2016 as a result of higher price realizations, higher ad valorem taxes, and Louisiana franchise taxes incurred as a result of WRD’s corporate reorganization at the IPO.

General and administrative (“G&A”) expense for the first quarter 2017 was $7.5 million, or $4.72 per Boe, compared to $4.4 million, or $3.28 per Boe, for the first quarter 2016. During the first quarter 2017, recurring cash G&A was $6.2 million or $3.91 per Boe, and non-cash, stock-based compensation and transaction related costs were $1.3 million, or $0.81 per Boe. G&A expense increased largely as the result of additional staff hired since the first quarter of 2016 and increased costs associated with being a public company. WRD expects updated cash G&A to range from $2.50 to $3.00 per Boe for the full year 2017.

Net interest expense during the first quarter 2017 was $5.6 million, including amortization of deferred financing fees of approximately $0.8 million. This compares to net interest expense during the first quarter 2016 of $2.0 million, including amortization of deferred financing fees of approximately $0.1 million. The increase in net interest expense is primarily due to the issuance of senior notes in first quarter 2017.

Drilling and completion (“D&C”) capital expenditures, including facilities and capital workovers, were approximately $87.2 million in the first quarter 2017, which represents 14% of WRD’s expected full-year 2017 D&C capital expenditures assuming the mid-point of the updated full year 2017 guidance. Of the total D&C capital expenditure, $80.9 million was allocated to the Eagle Ford.

(1)

Adjusted EBITDAX, Adjusted Net Income (Loss), Pro-Forma unaudited measures, and net debt are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2)	The initial production rates represent the peak average of the initial production rates for the applicable consecutive days of production.
(3)	See “Pro-forma Fourth Quarter 2016 Results” for more information regarding our pro-forma estimates.

Operational Update

During the first quarter 2017, WRD brought online a total of 7 gross (7 net) Eagle Ford wells with four of the wells coming online in March. These wells include WRD’s first Burleson North well brought online in early March. In late March and early April 2017, WRD drilled an additional 6 wells within the vicinity of the first Burleson North well and expects additional wells in the 2017 program in this area.

In addition, WRD brought online its first Eagle Ford refrac test in March and completed a second refrac in mid-April with encouraging results. WRD also expects to bring online an Austin Chalk well in the second quarter of 2017.

At the end of first quarter 2017, WRD had a total of 23 Gen 3 wells online on average tracking a 101 Boe per foot EUR above the current 91 Boe per foot type curve. In the second quarter of 2017, WRD expects to bring online a total of 16 to 20 wells.

WRD continues to see improvements in its drilling rigs coming out of cold-stack. The first three rigs are drilling wells at 14 days from spud to rig release with one of those rigs averaging between 13 and 14 days. WRD’s fifth rig recently finished drilling an Austin Chalk well 3 days ahead of schedule and has since moved on to drilling Eagle Ford wells. Note that Austin Chalk wells have longer drilling times than the Eagle Ford. During the first quarter 2017, WRD also drilled two wells in North Louisiana in 50 days meeting our target drilling estimate. This 2-well pad has been completed and began flowing back in early May with results expected later in the year.

Financial Update

In the first quarter 2017, WRD issued $350 million in aggregate principal amount of 6.875% senior unsecured notes due 2025. Total debt outstanding as of March 31, 2017 was $350 million, comprised solely of the senior notes due 2025. As of March 31, 2017, WRD’s liquidity was $455.8 million consisting of $93.3 million of cash and cash equivalents and an undrawn revolving credit facility availability of $362.5 million. WRD’s net debt to annualized first quarter 2017 Adjusted EBITDAX ratio was 1.9 times at quarter-end 2017.

In April 2017, WRD’s 15 lender bank group increased its borrowing base under WRD’s revolving credit facility to $450 million from $362.5 million following its fiscal year-end reserves review and regularly scheduled semi-annual redetermination. Based on early indications from its bank group, WRD expects an increase to its borrowing base by approximately $200 million in conjunction with the closing of the recently announced acquisition. After giving effect to the borrowing base increase to $450 million, the additional expected borrowing base increase of $200 million in connection with the announced acquisition, and the funding of the announced acquisition with $121 million under the revolving credit facility, liquidity would be approximately $622 million.

WRD continues to target a net debt to annualized Adjusted EBITDAX ratio of 2.0x times based on the mid-point of guidance. WRD expects the available borrowings under its revolving credit facility to provide sufficient liquidity to finance anticipated working capital and capital expenditure requirements.

Updated Full-Year 2017 Guidance

The following updated guidance included in this press release is subject to the cautionary statements and limitations described under the “Cautionary Statements and Additional Disclosures” caption at the end of this press release. WRD’s 2017 guidance is based on, among other things, its current expectations as of May 11, 2017 regarding capital expenditure levels and the assumption that market demand and prices for oil, natural gas and NGLs will continue at a level that allows for economic production of these products.

Full year 2017 production guidance increased by approximately 4.0 MBoe/d to 27.0 – 31.0 MBoe/d comprised of 1.0 MBoe/d as a result of well performance and 3.0 MBoe/d as a result of the acquisition expected to close on June 30, 2017. Pre-acquisition production guidance increased by 4% due to well performance.

WRD’s updated 2017 capex guidance has been increased to $550 – $675 million. The drilling program has also increased by 10 gross wells to between 100 – 120 gross spuds in 2017. In addition, the number of gross wells brought online has increased by 5 wells to between 85 and 105 gross wells in 2017. A summary of updated full year 2017 guidance is presented below:

	Prior Guidance		Revised Guidance
	Low	High	Low	High
Net Average Daily Production (Mboe/d)	23 - 27		27 - 31
Oil (% of Production)	52% - 56%		57% - 61%
Natural Gas (% of Production)	35% - 38%		29% - 33%
NGLs (% of Production)	8% - 10%		9% - 11%
Average Costs (per Boe)
Lease Operating Expense	($2.75) - ($3.25)		($3.25) - ($3.75)
Gathering, Processing, and Transportation	($0.95) - ($1.15)		($0.95) - ($1.15)
Taxes Other than Income	($2.00) - ($2.25)		($2.00) - ($2.25)
Cash General and Administrative(4)	($2.75) - ($3.25)		($2.50) - ($3.00)
Commodity Price Realizations (Unhedged)(5)
Crude Oil Realized Price (% of WTI NYMEX)	95% - 100%		95% - 100%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	95% - 100%		95% - 100%
NGL Realized Price (% of WTI NYMEX)	22% - 27%		27% - 32%
Drilling Program
Wells Spud (Gross)	90 - 110		100 - 120
Wells Completed (Gross)	80 - 100		85 - 105
D&C Capital Expenditure ($MM)	$450 - $600		$550 - $675

Note: Guidance as of May 11, 2017. Updated guidance reflects estimated production and expenses after the announced acquisition closing date.

(4)

Excludes non-cash compensation charges associated with grants under our LTIP and incentive units issued to certain of our officers and employees. WRD does not guide to anticipated average non-cash general and administrative costs. Please see “Cautionary Statements and Additional Disclosures” for additional disclosures because such compensation charges are based in part on the price of our common stock and are too speculative to predict.

(5)	Based on strip pricing as of May 11, 2017.

Hedging Update

WRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the first quarter of 2017 was 1,370 MBoe, or 86% of first quarter production of 1,584 MBoe. As of May 11, 2017, WRD has hedged approximately 62% of its expected production for the last 9 months of 2017 (using WRD’s 2017 updated guidance range). The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of May 11, 2017.

	Remaining 2017(8)	2018	2019
Crude Oil Hedge Contracts:
Total crude oil volumes hedged (Bbl)	3,277,054	4,450,409	2,874,098
Volumes Hedged (Bbl/d)	11,917	12,193	7,874
Total weighted-average price (6)	$52.71	$53.61	$54.19
Expected crude production hedged (7)	60%	—	—
Natural Gas Hedge Contracts:
Total natural gas volumes hedged (MMBtu)	13,581,895	11,565,800	9,877,900
Volumes Hedged (MMbtu/d)	49,389	31,687	27,063
Total weighted-average price (6)	$3.09	$3.03	$2.81
Expected gas production hedged (7)	86%	—	—
Total Hedge Contracts:
Total hedged production (boe)	5,540,703	6,378,042	4,520,415
Volumes Hedged (Boe/d)	20,148	17,474	12,385
Total weighted-average price ($/boe) (6)	$38.74	$42.90	$40.60
Expected total production hedged (7)	62%	—	—

(6)	Utilizing the mid-point for collars.
(7)	Using the mid-point of WRD’s updated 2017 guidance ranges.
(8)	Represents April 1 – December 31, 2017.

Quarterly Report on Form 10-Q

WRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before May 15, 2017.

Conference Call and Webcast

WRD will host an investor conference call this morning, May 11, 2017 at 8 a.m. Central (9 a.m. Eastern) to discuss these operating and financial results. Interested parties are invited to participate on the call by dialing (877) 883-0383 (Conference ID: 1960634), or (412) 902-6506 for international calls, (Conference ID: 1960634) at least 15 minutes prior to the start of the call or via the internet at www.wildhorserd.com. A replay of the call will be available on WRD’s website or by phone at (877) 344-7529 (Conference ID: 10105576) for a seven-day period following the call.

About WildHorse Resource Development Corporation

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale in East Texas and the Over-Pressured Cotton Valley in North Louisiana. For more information, please visit our website at www.wildhorserd.com

Cautionary Statements and Additional Disclosures

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that WRD expects or anticipates will or may occur in the future, including such things as WRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of WRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

WRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond WRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in WRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by WRD will be realized, or even if realized, that they will have the expected consequences to or effects on WRD, its business or operations. WRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Some of the above results are preliminary. Such preliminary results are based on the most current information available to management. As a result, our final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Cash General and Administrative Expenses per Boe

Our presentation of cash general and administrative (“G&A”) expenses per Boe is a non-GAAP measure. We define cash G&A per Boe as total G&A determined in accordance with U.S. GAAP less non-cash equity compensation expenses, expressed on a per-Boe basis. We report and provide guidance on cash G&A per Boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per Boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per Boe should not be considered as an alternative to, or more meaningful than, total G&A per Boe as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDAX, Adjusted Net Income (Loss), Net Debt, and Pro-Forma measures. The accompanying appendix and schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as Net Income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as WRD does.

WildHorse Resource Development Corporation

Statements of Consolidated and Combined Operations

	For the Three Months
	Ended March 31,
(Amounts in $000s except per share data)	2017	2016
Revenues:
Oil sales	$39,077	$13,253
Natural gas sales	12,145	10,206
NGL sales	2,663	945
Other income	407	723

Total operating revenues	54,292	25,127

Operating Expenses:
Lease operating expenses	6,928	2,760
Gathering, processing and transportation	1,700	1,891
Gathering system operating expense	19	54
Taxes other than income	3,899	1,472
Depreciation, depletion and amortization	26,443	22,063
General and administrative expenses	7,482	4,449
Exploration expense	1,615	7,443
Total expenses	48,086	40,132

Income (loss) from operations	6,206	(15,005)

Other Income (Expense):
Interest expense	(5,571)	(1,972)
Debt extinguishment costs	11	(358)
Gain (loss) on derivative instruments	31,291	3,246
Other income (expense)	15	12

Total other income (expense)	25,746	928

Income (loss) before income taxes	31,952	(14,077)
Income tax benefit (expense)	(11,700)	(139)

Net Income (loss)	$20,252	$(14,216)

Net income (loss) allocated to previous owners	—	(2,517)
Net income (loss) allocated to predecessor	—	(11,699)

Net income (loss) available to WildHorse Resources	$20,252	$—

Earnings per share
Basic	$0.22	—
Diluted	$0.22	—
Weighted average shares outstanding
Basic	93,216	—
Diluted	93,216	—

WildHorse Resource Development Corporation

Statements of Consolidated and Combined Cash Flows

	For the Three Months
	Ended March 31,
(Amounts in $000s)	2017	2016
Cash flows from operating activities:
Net Income (Loss)	$20,252	$(14,216)
Adjustments to reconcile net income (loss) to cash flows provided by operating activites
Depreciation, depletion and amortization	26,293	21,965
Accretion of asset retirement obligations	150	98
Dry hole expense and impairments of unproved properties	683	—
Amortization of debt issuance costs	838	117
(Gain) loss on derivative instruments	(31,291)	(3,246)
Cash settlements on derivative instruments	(983)	3,373
Accretion of senior note discount	42	—
Deferred income tax expense	11,700	114
Debt extinguishment expense	(11)	358
Amortization of equity awards	495	—
Changes in operating assets and liabilities	(349)	(11,632)

Net cash provided by (used in) operating activities	27,819	(3,069)

Cash flows from investing activities:	(65,164)	(44,396)

Cash flows from financing activities:	127,572	19,120

Net Change in Cash and Cash Equivalents	$90,227	$(28,345)
Cash and Cash Equivalents, Begin of Period	3,115	43,126
Cash and Cash Equivalents, End of Period	93,342	14,781

WildHorse Resource Development Corporation

Operating Data

	For the Three Months
	Ended March 31,
	2017	2016
Production Volumes
Oil Sales (MBbls)	783	446
Natural Gas Sales (MMcf)	3,849	4,801
NGL Sales (MBbls)	160	111

Total (Mboe)	1,584	1,357
Total (Mboe/d)	17.6	14.9
Average unit costs per boe
Lease operating expense	$4.37	$2.03
Gathering, processing and transportation	$1.07	$1.39
Taxes other than income	$2.46	$1.08
General and administrative expenses	$4.72	$3.28
Cash settlements received / (paid) on commodity derivatives	$0.08	$2.32

WildHorse Resource Development Corporation

Consolidated and Combined Balance Sheet

	March 31,	December 31,
(Amounts in $000s)	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$93,342	$3,115
Accounts receivable, net	27,046	26,428
Short-term derivative instruments	5,674	—
Prepaid expenses and other current assets	2,310	1,633

Total Current Assets	128,372	31,176
Property & equipment:
Oil and natural gas properties	1,666,340	1,573,848
Other property and equipment	36,893	34,344
Accumulated depreciation, depletion and impairment	(226,587)	(200,293)

Total property and equipment, net	1,476,646	1,407,899
Other noncurrent assets
Restricted cash	752	886
Long-term derivative instruments	8,393	—
Debt issuance costs	1,954	2,320
Other long-term assets	1,319	—

Total Assets	$1,617,436	$1,442,281

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$19,751	$21,014
Accrued liabilities	56,003	23,371
Short-term derivative instruments	4,708	14,087
Asset retirement obligations	90	90

Total Current Liabilities	80,552	58,562
Noncurrent Liabilities:
Long-term debt	338,783	242,750
Asset retirement obligations	10,868	10,943
Deferred tax liabilities	124,253	112,552
Long-term derivative instruments	367	8,091
Other long-term liabilities	1,393	1,495

Total liabilities	556,216	434,393
Stockholders’ equity:
Common stock	940	917
Additional paid-in capital	1,050,425	1,017,368
Accumulated earnings (deficit)	9,855	(10,397)

Total stockholders’ equity	1,061,220	1,007,888

Total Liabilities & Equity	$1,617,436	$1,442,281

WildHorse Resource Development Corporation

Commodity Hedge Positions

At May 11, 2017, WRD had the following open commodity positions covering April of 2017 onward:

	Remaining 2017(9)	2018	2019
Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl)	1,908,146	4,425,313	2,874,098
Weighted-average fixed price	$52.64	$53.59	$54.19
Collar contracts:
Volume (Bbl)	43,872	25,096	—
Weighted-average floor price	$50.00	$50.00	—
Weighted-average ceiling price	$62.10	$62.10	—
Deferred put options
Volume (Bbl)	1,325,036	—	—
Weighted-average floor price	$55.00	—	—
Weighted-average put premium	($4.77)	—	—
Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu)	6,346,000	11,565,800	9,877,900
Weighted-average fixed price	$3.13	$3.03	$2.81
Collar contracts:
Volume (MMBtu)	4,140,000	—	—
Weighted-average floor price	$2.62	—	—
Weighted-average ceiling price	$2.94	—	—
Deferred put options
Volume (MMBtu)	3,095,895	—	—
Weighted-average floor price	$3.40	—	—
Weighted-average put premium	($0.37)	—	—

(9)	Represents April 1 – December 31, 2017.

Calculation of Adjusted EBITDAX:

We evaluate performance based on Adjusted EBITDAX. Adjusted EBITDAX is defined as Net Income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; transaction related costs; IPO related expenses; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; gains on sale of assets and other non-routine items. The following table presents WRD’s information for the periods indicated:

Adjusted EBITDAX

	For the Three Months
	Ended March 31,
(Amounts in $000s)	2017	2016
Net Income (loss)	$20,252	$(14,216)
Add (Deduct):
Interest expense, net	5,571	1,972
Income tax (benefit) expense	11,700	139
Depreciation, depletion and amortization	26,443	22,063
Exploration expense	1,615	7,443
(Gain) loss on derivative instruments	(31,291)	(3,246)
Cash settlements received / (paid) on commodity derivatives	(983)	3,373
Stock-based compensation	495	—
Acquisition related costs	599	—
Debt extinguishment costs	(11)	358
Initial public offering costs	182	—
Non-cash liability amortization	—	(183)

Adjusted EBITDAX	$34,572	$17,703

Calculation of Adjusted Net Income (Loss):

Adjusted Net Income (Loss) is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Adjusted Net Income (Loss) as Net Income (Loss) excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, stock-based compensation, incentive-unit compensation expense, and the tax effects related to these adjustments. We believe Adjusted Net Income (Loss) is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of Net Income (Loss) as determined in accordance with GAAP to Adjusted Net Income (Loss) for the periods indicated:

Adjusted Net Income (Loss)

	For the Three Months
	Ended March 31,
	2017	2016
Net Income (loss)	$20,252	$(14,216)
Add (Deduct)
(Gain) loss on derivative instruments	(31,291)	(3,246)
Cash settlements received / (paid) on commodity derivatives	(983)	3,373
Stock-based compensation	495	—
Debt extinguishment costs	(11)	358

Adjusted net income (loss) before tax effect	(11,538)	(13,731)
Tax effect related to adjustments	11,641	—

Adjusted net income (loss)	103	(13,731)

Pro-forma Fourth Quarter 2016 Results

In this press release, WRD discusses fourth quarter 2016 results pro-forma for the Burleson North acquisition which closed on December 19, 2016. Our calculations for the pro-forma fourth quarter 2016 were calculated with unaudited lease operating statements provided by CWEI during the acquisition process. As a result, the pro-forma calculations leave out expenses associated with corporate overhead items such as CWEI’s G&A expense as well as the impact of CWEI’s commodity hedges. Reported GAAP fourth quarter 2016 results are also provided in this press release.

WildHorse Resource Development Corporation

Pro-forma Fourth Quarter 2016 Statements of Consolidated and Combined Operations

For the Three Months
Ended December 31, 2016
	WRD	Burleson North	Other	Pro
(Amounts in 000s)	Historical	Acquisition	Adjustments(10)	Forma
Revenues:
Oil sales	$24,794	$12,549	$(1,748)	$35,595
Natural gas sales	11,913	757	(108)	12,562
NGL sales	2,150	349	(43)	2,456
Other income	404	—	—	404

Total operating revenues	39,261	13,655	(1,899)	51,017

Operating Expenses
Lease operating expenses	4,633	3,178	114	7,925
Gathering, processing and transportation	1,527	253	(20)	1,760
Taxes other than income	1,760	632	158	2,550
Depreciation, depletion and amortization	20,353	—	3,756	24,109
General and administrative expenses	9,914	—	—	9,914
Exploration expense	3,050	—	—	3,050

Total expenses	41,237	4,063	4,008	49,308

Income (loss) from operations	(1,976)	9,592	(5,907)	1,709
Other Income (Expense):
Interest expense	(2,225)	—	—	(2,225)
Debt extinguishment costs	(1,309)	—	—	(1,309)
Gain (loss) on derivative instruments	(18,077)	—	—	(18,077)
Other income (expense)	(74)	—	—	(74)

Total other income (expense)	(21,685)	—	—	(21,685)

Income (loss) before income taxes	(23,661)	9,592	(5,907)	(19,976)
Income tax benefit (expense)	6,025	—	—	6,025

Net Income (loss)	$(17,636)	$9,592	$(5,907)	$(13,951)

Net income (loss) allocated to previous owners	(60)	9,592	(5,907)	3,625
Net income (loss) allocated to predecessor	(7,179)	—	—	(7,179)

Net income (loss) available to WildHorse Resources	$(10,397)	$—	$—	$(10,397)

Earnings per common share	$(0.11)	$—	$—	$(0.11)
Weighted average shares outstanding
Basic and diluted	91,327	—	—	91,327
Production Volumes
Oil sales (MBbls)	523	265	(35)	753
Natural Gas Sales (MMcf)	3,948	287	(37)	4,198
NGL Sales (MBbls)	135	21	(2)	154
Total (Mboe)	1,316	334	(43)	1,607
Total (Mboe/d)	14.3	3.6	(0.4)	17.5
Average unit costs per boe
Lease operating expense	$3.52	$9.51	$(2.65)	$4.93
Gathering, processing and transportation	$1.16	$0.76	$0.47	$1.10
Taxes other than income	$1.34	$1.89	$(3.67)	$1.59
General and administrative expenses	$7.53	$—	$—	$6.17

(10)

Other adjustments represent amounts not included on the same lease operating statements provided by CWEI during the acquisition process. These amounts include certain non-op revenues, lease operating expenses, and estimated 2016 ad valorem taxes. Depletion expense was estimated based on the adjusted cost basis of the properties acquired.

Calculation of Net Debt:

Net Debt is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Net Debt as total debt minus cash and cash equivalents. We believe Net Debt is useful to investors because it provides readers with a more meaningful measure of our outstanding indebtedness. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.

Contact:

WildHorse Resource Development Corporation

Pearce Hammond CFA, (713) 255-7094

Vice President, Investor Relations

ir@wildhorserd.com